Exhibit 99.1

Investors/Media:
(847) 279-6162
Investor.relations@akorn.com

Akorn Receives FDA Warning Letter

LAKE FOREST, Ill., June 25, 2019 – Akorn, Inc. (Nasdaq: AKRX), a leading specialty generic pharmaceutical company, announced that it received a warning letter from the U.S. Food and Drug Administration (FDA) related to the inspection of its Somerset, New Jersey manufacturing facility in July and August of 2018.

Akorn is committed to the highest standards of quality and compliance, and will continue to work collaboratively with the FDA to resolve all issues addressed in the warning letter. The Company will respond to the FDA letter within the required 15 working days from receipt of the letter.

Douglas Boothe, Akorn’s President and Chief Executive Officer, stated, “Akorn is committed to resolving the warning letter in a comprehensive and effective manner. Earlier this year, Akorn launched a companywide action plan to improve the timing and effectiveness of our operations, quality systems and compliance enhancement initiatives, with an emphasis on transparency and quality. We believe the execution of this action plan, which has already begun to yield tangible results, will strengthen and further standardize our quality systems across the entire Akorn network.”

The Company has full confidence in the quality of the products manufactured at the Somerset facility and expects to continue production at the plant.

Cautionary Note Regarding Forward-Looking Statements

This press release may include forward-looking statements about, among other things, the Company’s expectations regarding quality systems, action plans, operations, initiatives, continued production of product, and other statements regarding Akorn's goals and strategy that are subject to substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such statements. These risk factors include, but are not limited to: (i) the effect of the Delaware court’s recent decision against the Company on the Company’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, or its operating results and business generally, (ii) the risk that ongoing or future litigation related to the court’s decision may result in significant costs of defense, indemnification and/or liability, (iii) the outcome of the investigation conducted by the Company with the assistance of outside consultants, into alleged breaches of FDA data integrity requirements relating to product development at the Company and any actions taken by the Company, third parties or the FDA as a result of such investigations, (iv) the difficulty of predicting the timing or outcome of product development efforts, including FDA and other regulatory agency approvals and actions, if any, (v) the timing and success of product launches, (vi) difficulties or delays in manufacturing, (vii) the Company’s increased indebtedness and compliance with certain covenants and other obligations under the Standstill Agreement, which create material uncertainties and risks to its growth and business outlook, (viii) the Company’s obligation under the Standstill Agreement to enter into a Comprehensive Amendment that is satisfactory in form and substance to the Lenders, (ix) the Company’s obligation under the Standstill Agreement to pay certain fees and expenses and increased interest margin, (x) such other risks and uncertainties outlined in the risk factors detailed in Part I, Item 1A, “Risk Factors,” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (as filed with the Securities and Exchange Commission (“SEC”) on March 1, 2019), detailed in Part II, Item 1A, “Risk Factors,” of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019 (filed with the SEC on May 7, 2019) and other risk factors identified from time to time in the Company’s subsequent reports on Form 8-K and in other Company filings with the SEC. Readers should carefully review these risk factors, and should not place undue reliance on the Company’s forward-looking statements. These forward-looking statements are based on information, plans and estimates at the date of this press release. The Company undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes or developments.

About Akorn

Akorn, Inc. is a specialty generic pharmaceutical company engaged in the development, manufacture and marketing of multisource and branded pharmaceuticals. Akorn has manufacturing facilities located in Decatur, Illinois; Somerset, New Jersey; Amityville, New York; Hettlingen, Switzerland and Paonta Sahib, India that manufacture ophthalmic, injectable and specialty sterile and non-sterile pharmaceuticals. Additional information is available on Akorn’s website at www.akorn.com.